Exhibit 10.1
EXECUTION COPY
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”), dated as of September 13, 2010, is made by and between Constar International Inc., a Delaware corporation, having its principal offices at One Crown Way, Philadelphia, Pennsylvania 19154 (together with its successors and assigns, the “Company”), and Grant Beard, a Michigan resident, whose address is as set forth in the records of the Company (the “Executive”).
WHEREAS, the Company desires to retain and assure itself of the continued employment of the Executive and to encourage his attention and dedication to the best interests of the Company; and
WHEREAS, the Executive desires to enter the employment of the Company in accordance with the terms of this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:
1. Term of Employment. From and after the date the Executive commences employment with the Company (the “Commencement Date”), this Agreement will govern the Executive’s employment by the Company until September 13, 2014, with such employment to continue thereafter for successive one-year periods unless either party notifies the other party of non-renewal in writing not less than ninety (90) days prior to the expiration of the initial term or any then-current renewal term, unless sooner terminated under Section 4 of this Agreement (the “Term of Employment”).
2. Position and Duties. During the Term of Employment, the Executive shall be employed and serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”), and he shall be nominated for election as a member of the Board at the Company’s regularly scheduled annual meeting of stockholders, provided that such nomination shall not be prohibited by any governance, rule, regulation or mandate promulgated by any governmental authority or agency, or any stock exchange or other self-regulatory organization, including, without limitation, the Securities and Exchange Commission, NASDAQ and any other stock exchange, market or automated quotation system upon which the Company’s securities are listed or traded. As President and Chief Executive Officer of the Company, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of the president and chief executive officer of a company the size and nature of the Company. During his employment, the Executive shall devote substantially all of his business time to the business and affairs of the Company and the Executive shall use his best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities for the Company or conflict with any provision of Section 5 hereof, to (a) manage his personal and financial affairs, and (b) serve on the charitable and corporate boards listed in Exhibit A (as it may be amended from time to time), provided further that if the Board believes that the Executive’s service on any such other board is detracting from the Executive’s service to the Company, then the Board may request that the Executive resign from one or more of such other boards and the Executive will comply with such request.

3. Compensation and Other Benefits.
In full satisfaction of the Executive’s performance of his services under this Agreement, the Company agrees to compensate the Executive during the Term of Employment as follows:
3.1. Base Salary. The Executive will receive a base salary of US $750,000 per annum, payable in accordance with the Company’s normal payroll practices (which currently provide for semi-monthly payments), which the Board will review annually and may, in its sole discretion, increase (but not decrease) (“Base Salary”).
3.2. Annual Bonus. For each calendar year ending during the Term of Employment commencing with 2011, the Executive will be eligible to participate either in the Annual Incentive Plan, effective as of January 1, 2009, as amended from time to time (or any successor plan thereto), or an alternative annual incentive plan to be established for the Executive by the Compensation Committee of the Board, in each case with a target bonus opportunity (and associated target goals) of 100% of Base Salary (“Target Bonus”), a lesser bonus opportunity for partial achievement of target goals, and a greater bonus opportunity for exceeding target goals. For the calendar year ending December 31, 2010, subject to the Executive’s continued employment through the payment date, the Company will pay the Executive a guaranteed bonus of $250,000, which bonus will be payable in 2011 but in all events no later than March 15th of such year.
3.3. Benefit Plans. During the Term of Employment, the Executive will be eligible to participate in all health and welfare benefit, retirement and 401(k) plans and programs maintained currently or in the future by the Company for the benefit of the Company’s senior executives and/or other employees. However, nothing in this Agreement shall be construed to require the Company to establish or maintain any such plan or program. If during the Term of Employment the Executive purchases health insurance coverage through a former employer rather than joining the Company’s health insurance program, then the Company will reimburse the Executive for the reasonable cost of such coverage.
3.4. Expense Reimbursement.
3.4.1. During and in respect of the Term of Employment, the Executive will be entitled to receive prompt reimbursement for business expenses incurred by the Executive in performing his duties and responsibilities hereunder in accordance with the Company’s policy for senior executives of the Company.
3.4.2. In addition, from the Commencement Date and through the six-month anniversary of the Commencement Date, the Company will reimburse the Executive for the cost of (x) one weekly round-trip airfare for himself between his current home in Michigan and the location where he is or needs to be for Company business, (y) reasonable housing arranged by the Company near the Company’s headquarters and (z) an automobile (including a Company-leased vehicle) for use while the Executive is working at the Company’s headquarters. Following the six-month anniversary of the Commencement Date, the Company and the Executive agree to discuss Executive’s continued commuting and the terms thereof. In addition, in the event the Executive chooses to relocate to the area of the Company’s headquarters, then the Company shall pay the reasonable cost of relocating the Executive’s personal belongings from the Executive’s current home in Michigan to such area, in accordance with the Company’s normal executive relocation policy.

3.4.3. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to Section 3.3 and this Section 3.4 does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Section 409A”) (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
3.5. Vacation and Fringe Benefits. During the Term of Employment, the Executive will be entitled to four weeks paid vacation each calendar year, pro-rated for any partial year, plus paid time off due to illness or personal reasons in accordance with normal Company policy for its executives.
3.6. Equity Compensation. Each calendar year occurring during the Term of Employment starting with 2011 and thereafter, subject to the Executive’s employment on the grant date, the Executive shall receive an equity-based award during such year with a value of $1,250,000, as determined with reference to the closing price of the Company’s common stock on the date of grant (in the case of stock options, the award will be of such size to require the Company to record an accounting charge equal to the grant value, as determined in accordance with generally accepted accounting principles (GAAP) consistent with the assumptions the Company will use to estimate the value of employee stock options in its 10-K for the year including the date of grant). The award will be made pursuant to the Company’s 2009 Equity Compensation Plan; provided however, that if a sufficient number of shares are not then available for grant under the Company’s 2009 Equity Compensation Plan, then any such award shall be made, in the sole discretion of the Board, pursuant to another duly authorized plan of the Company, an individual award agreement or in the form of cash settled restricted stock units. The award will be in a form determined by the Board at the time of grant, subject to such vesting conditions as the Board shall determine in its sole discretion, and conditioned on the Executive’s execution of a usual and customary award agreement prescribed by the Company at the time of grant.

3.7. Long-Term Incentives.
3.7.1. As soon as administratively practicable following the Commencement Date, but no later than March 15, 2011, the Board shall grant to the Executive the right to receive a cash bonus equal to $1,250,000 (“Cash Bonus”) subject to the following vesting conditions: (A) the attainment of corporate and/or individual performance goals established by the Board in its sole discretion at the time of grant for the three year period commencing January 1, 2011 and ending December 31, 2013 (the “Performance Conditions”); and (B) the attainment of corporate and/or individual performance goals established by the Board in its sole discretion at the time of grant for each of the three calendar year periods commencing January 1, 2011 and ending December 31, 2013 (collectively, the “Interim Conditions”). If the Executive has remained continuously employed by the Company through December 31, 2013, then the Company shall pay to the Executive that portion of the Cash Bonus that the Board determines in its sole discretion to have vested based on the extent to which the Performance Conditions have been satisfied, with such amount, if any, paid in calendar year 2014 but in no event later than March 15, 2014.
3.7.2. As soon as administratively practicable following the Commencement Date, but not later than March 15, 2011, the Board shall grant to the Executive a number of restricted stock units determined by dividing $1,250,000 by the closing price of the Company’s common stock on the Commencement Date (“RSUs”). Such RSUs will be settled in cash based on the closing price of the Company’s common stock on the last trading date preceding the date of payment (or in the event that the shares are not then traded, based on the determination by the Board of the then current fair market value of the Company’s common shares) and will vest on September 7, 2013 if the Executive has remained continuously employed with the Company through such vesting date. The cash payment in respect of the vested RSUs will be paid to the Executive as soon as administratively practicable following the date such units vest, but in no event later than March 15, 2014. If there is a corporate transaction in which the number of shares held by shareholders of the Company’s common stock is adjusted, the number of RSUs awarded hereunder will also be similarly adjusted.
3.7.3. Notwithstanding anything to the contrary in Sections 3.7.1 or 3.7.2 and in lieu of any payments thereunder, if, prior to payment and/or settlement of the Cash Bonus and/or RSUs, the Executive’s employment with the Company terminates without “Cause” or for “Good Reason” (each as defined below) in accordance with Section 4.2 of this Agreement or if a “Change in Control” (as defined below) of the Company occurs, the Executive shall not be entitled to receive either a payment and/or settlement under Section 3.7.1 and/or 3.7.2, but may instead be paid a pro rata portion of such Cash Bonus and/or RSUs, as applicable, in each case determined as of the date of such termination of employment or Change in Control, as follows: (A) with respect to the Cash Bonus, the Company shall pay to the Executive that portion of the Cash Bonus that the Board determines in its sole discretion to have vested based on the extent to which the Interim Performance Conditions have been satisfied; and (B) with respect to the RSUs, a portion of the RSUs shall vest, in an amount equal to the product of (i) the number of RSUs originally granted by (ii) a fraction, the denominator of which is 1,095 and the numerator of which is the number of days that has then elapsed between the grant date and the date of the Executive’s termination of employment or the Change in Control, as applicable. In the event that amounts become payable under this Section 3.7.3 (Y) as a result of the Executive’s termination of employment, then such amounts shall be paid in a lump sum on the 60th day following termination of the Executive’s employment, contingent upon the Executive’s execution of a release substantially in the form attached as Exhibit B (the “Release”) and such Release becoming effective in accordance with its terms no later than the 45th day following the date of the Executive’s termination and (Z) as a result of a Change in Control, then such amounts shall be paid in a lump sum on the date of such Change in Control, provided that such Change in Control constitutes a “change in the ownership or effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company, within the meaning of Treas. Reg. §1.409A-3(i)(5).

4. Termination. The Executive’s employment under this Agreement may be terminated by either party during the Term of Employment in accordance with this Section 4. Upon the occurrence of any termination of the Executive’s employment (including his ceasing to be President and Chief Executive Officer), the Executive shall and shall be deemed to immediately resign from any membership on the Board and from any committees thereof (and the Executive shall promptly tender to the Board a written resignation letter effecting the foregoing).
4.1. Termination Due to Death or Disability.
4.1.1. The Executive’s employment hereunder will terminate upon his death. In addition, upon 30 days prior written notice to the Executive, the Company may terminate his employment hereunder due to Disability. In the event of the Executive’s death or the termination of his employment for Disability during the Term of Employment, the Executive (or his estate or his legal representative, as the case may be) will be entitled to: (a) any Base Salary earned but unpaid as of the date of termination, payable in accordance with the Company’s normal payroll practices; (b) payment within 30 days following the date of termination of any unpaid expense reimbursements due in accordance with Section 3.4 above and unused accrued vacation days through the date of termination; and (c) any other payments and/or benefits which the Executive is entitled to receive under any of the Company’s plans or policies, this Agreement or any other agreement between the Executive and the Company, with payment in accordance with such plan, policy or agreement (without duplication of any such payment or benefit) ((a), (b) and (c) are together with the benefits set forth in the succeeding sentence collectively, the “Accrued Obligations”). In addition, the Executive (or his estate or his legal representative, as the case may be) will be paid a bonus for the year of termination equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of days the Executive was employed during the year of termination, and the denominator of which is 365, payable on the 30th day following the termination date. Except as otherwise expressly set forth in this Section 4.1, neither the Company or any of its Affiliates (as hereinafter defined) shall have any further obligation to the Executive upon such termination other than his rights to be indemnified in accordance with the Company’s articles of incorporation and/or by-laws. For purposes of this Agreement, “Affiliate” means any person or entity controlling, controlled by or under common control with the Company and, for the avoidance of doubt, shall include any subsidiary of the Company.
4.1.2 For purposes of this Agreement, “Disability” means the Executive’s inability to render, for a period of 120 days in any 12-month period, services hereunder by reason of physical or mental disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who alone shall make such determination.

4.2. Termination Without Cause or by the Executive for Good Reason Prior to Change in Control.
4.2.1. The Company may terminate the Executive’s employment without Cause, and the Executive may terminate his employment for Good Reason, in accordance with this Section 4.2.1. If during the Term of Employment the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason (in accordance with this Agreement) and such termination is prior to a Change in Control, the Executive will be entitled to, contingent upon the Executive’s execution of the Release, and such Release becoming effective in accordance with its terms no later than the 45th day following the date of the Executive’s termination and the Executive’s compliance with Section 5 of this Agreement: (a) a payment equal to two times Base Salary plus two times the Target Bonus (or one times Base Salary plus one times the Target Bonus if such termination occurs prior to the first anniversary of the Commencement Date), payable in 24 (12 if the termination is prior to the first anniversary of the Commencement Date) equal monthly installments, with the first installment payable on the 60th day after the termination date and then on each monthly anniversary thereafter; and (b) if the Executive and/or his eligible dependents timely elect continuation of medical benefits in accordance with COBRA, then 18 months of continued medical benefits in effect as of the date of termination for the person electing such coverage at the same cost the Executive was paying for participation in the Company’s health insurance program while employed; provided that the Company’s obligation to pay the employer share of such medical continuation shall cease upon the date such person is covered under another group health plan. In addition, the Executive shall be paid or provided the Accrued Obligations in the same time and manner as provided in Section 4.1.1 hereof. For the avoidance of doubt, upon termination without Cause or for Good Reason prior to a Change in Control, the Executive shall retain the right to his vested equity.
4.2.2. For purposes of this Agreement, “Cause” means (i) willful misconduct or gross negligence by the Executive in connection with the performance of the Executive’s duties for the Company or any of its Affiliates, including, without limitation, misappropriation of funds or property of the Company or any of its Affiliates; (ii) the indictment of the Executive of (A) any felony (other than a minor traffic violation) or (B) a misdemeanor involving moral turpitude or fraud; (iii) the Executive’s continued failure after written notice from the Board to perform his duties for the Company or any of its Affiliates, including without limitation a notice pursuant to Section 2(b) of this Agreement (other than by reason of the Executive’s physical or mental illness, incapacity or Disability); (iv) a material breach by the Executive of Section 5 of this Agreement or the material provisions of any other written agreement of which the Executive and the Company or any of its Affiliates are a party; (v) the Executive’s material violation of any of the Company’s written policies and procedures; (vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate; or (vii) after being advised of the commencement of any such investigation, the destruction or failure to preserve documents or other materials known by the Executive to be relevant to any such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with any such investigation. Anything herein to the contrary notwithstanding, the Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (iii), (iv), (v) and (vi), unless written notice stating the basis for termination is provided to the Executive and, if curable, he is given thirty (30) days to cure the neglect or conduct that is the basis for such claim and after such cure right has expired, if applicable, without cure by the Executive, the Board votes by majority vote to terminate the Executive’s employment for Cause. Upon any purported termination for Cause, the Board acting in good faith may require the Executive to refrain from performing any services for the Company, pending the outcome of any investigation of the circumstances giving rise to a Cause termination or the Board vote and such an event shall not constitute a breach of this Agreement or give rise to the Executive to terminate his employment for Good Reason.

4.2.3. For purposes of this Agreement, “Good Reason” means, without the written consent of the Executive, (i) the Executive no longer reports to the Board or the Executive suffers a material adverse change in the duties, responsibilities or authority associated with his titles and position (other than with respect to a Cause termination, upon Disability, or as a result of a determination that a nomination for election to the Board would be prohibited by any governance, rule, regulation or mandate promulgated by any governmental authority or agency, or any stock exchange or other self-regulatory organization, including, without limitation, the Securities and Exchange Commission, NASDAQ and any other stock exchange, market or automated quotation system upon which the Company’s securities are listed or traded); (ii) a reduction by the Company of the Executive’s Base Salary or in his Target Bonus opportunity as a percentage of Base Salary, or other material reduction in the compensation and benefits to which the Executive is entitled under this Agreement; (iii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company and its subsidiaries within 15 days after any merger, consolidation, sale or similar transaction, except where such assumption occurs by operation of law; or (iv) in the event the Company files for protection under the United States Bankruptcy Code, the failure of the Company within 60 days of the petition date to file a motion to assume this Agreement. In the event the Executive intends to terminate his employment with the Company for Good Reason pursuant to this Section 4.2 or Section 4.3 below, written notice shall be given to the Company no later than 90 days after the later of the date on which the Executive first becomes aware of the existence of the event giving rise to Good Reason or its occurrence, and shall specify the particular events which are the basis for a resignation for Good Reason. The Company shall be given 30 days after such notice to correct such events. Upon failure of the Company, within such 30 day period, to correct such events, the Executive shall be required to terminate his employment with the Company no later than 30 days following the expiration of the Company’s cure period and failure to do so shall be deemed to be a waiver by the Executive of his right to resign for Good Reason for such events. Except as otherwise expressly set forth in this Section 4.2, neither the Company or any of its Affiliates shall have any further obligation to the Executive upon such termination other than his rights to be indemnified in accordance with the Company’s by-laws and/or articles of incorporation.

4.3. Termination Without Cause or by the Executive for Good Reason After a Change in Control.
4.3.1. If during the Term of Employment the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason (in accordance with this Agreement) and such termination is on or after a Change in Control, the Executive will be entitled to, contingent upon the Executive’s execution of the Release and such Release becoming effective in accordance with its terms no later than the 45th day following the date of the Executive’s termination and the Executive’s compliance with Section 5 of this Agreement: (a) the benefits set forth in Section 4.2.1(b) above; and (b) a payment equal to three times Base Salary plus three times the Target Bonus (or if such termination occurs prior to the first anniversary of the Commencement Date, a payment equal to one times Base Salary plus one times Target Bonus), payable in a lump sum on the 60th day following the date of termination. In addition, the Executive will be paid or provided the Accrued Obligations in the same time and manner as provided in Section 4.1.1 hereof. For the avoidance of doubt, upon termination without Cause or for Good Reason on or after a Change in Control, the Executive shall retain the right to his vested equity. Except as otherwise expressly set forth in this Section 4.3, neither the Company or any of its Affiliates shall have any further obligation to the Executive upon such termination other than his rights to be indemnified in accordance with the Company’s by-laws and/or articles of incorporation.
4.3.2. For purposes of this Agreement, “Change in Control” shall mean: (i) the acquisition after the Commencement Date by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any subsidiary or Affiliate of the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary or Affiliate of the Company, (b) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (c) any acquisition by any corporation if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding common stock of the Company (“Common Stock”); or (ii) the occurrence after the Commencement Date of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, 50% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation; or (iii) the occurrence after the Commencement Date of the sale or other disposition of all or substantially all of the assets of the Company, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or (iv) during any period of twenty-four (24) consecutive months commencing upon the Commencement Date, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in clauses (i-iii) of this Section 4.3.2) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board. Notwithstanding the foregoing, a “Change in Control” shall not include any event, circumstance or transaction which results from the action of any entity or group which includes, is affiliated with or is wholly or partially controlled by one or more executive officers of the Company and in which the Executive participates.

4.4. Termination For Cause or a Voluntary Resignation. The Executive agrees to provide the Company with 30 days prior written notice before resigning his employment for reasons other than for Good Reason. If the Executive’s employment is terminated for Cause or he resigns his employment other than for Good Reason, the Company shall only be required to pay him the Accrued Obligations (except, in the event of a resignation, Executive shall retain any vested equity). In addition, for a termination for Cause, both the Executive’s vested and unvested equity shall be forfeited and, except as otherwise expressly set forth in this Section 4.4, neither the Company or any of its Affiliates shall have any further obligation to the Executive upon such termination other than his rights to be indemnified in accordance with the Company’s by-laws and/or articles of incorporation.
4.5. Parachute Payments. All amounts payable to the Executive by the Company whether under this Agreement or any other agreement, program or arrangement with the Company (each, a “Payment”) will be made without regard to whether the deductibility of such payments (considered together with any other entitlements or payments otherwise paid or due to the Executive) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject the Executive to the excise tax levied under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) paid to or for the benefit of the Executive would be increased by the limitation or elimination of one or more of such Payments, then the Board will reduce or, if necessary, eliminate any or all Payments to the extent necessary to maximize the Total After-Tax Payments to Executive.  The determination of the amount of the payments and benefits paid and payable to the Executive and whether and to what extent reduction or the elimination of any amounts payable are required to be made will be made at the Company’s expense by a qualified independent professional selected by the Company, which professional shall provide the Executive and the Company with detailed supporting calculations with respect to its determination within thirty (30) business days of the receipt of notice from the Executive or the Company that the Executive has received or will receive a payment that is potentially subject to Section 280G of the Code. Any determination by the professional shall be binding upon the Company and the Executive.  For purposes of this Agreement, the term “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

4.6. Section 409A. Notwithstanding anything to the contrary in this Agreement or elsewhere, if the Executive is a “specified employee” as determined pursuant to Section 409A as of the date of the Executive’s “separation from service” as determined in accordance with Section 409A (“Separation From Service”) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following the Executive’s Separation From Service shall be paid or provided to the Executive in a cash lump-sum, without interest, on the first business day of the seventh calendar month following the month in which the Executive’s Separation From Service occurs. In addition, any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a Separation From Service and any reference a payment or providing a benefit following termination of employment (or the date of termination) shall be deemed for this purpose to be a payment or the provision of a benefit following a Separation From Service. Notwithstanding anything to the contrary in this Section 4 or elsewhere, any payment or benefit under this Section 4, or otherwise, that is exempt from Section 409A pursuant to Final Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Separation From Service occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Executive in which the Separation From Service occurs. Additionally, for the purposes of this Agreement, amounts payable under this Section 4 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6 and each payment hereunder shall be deemed to be a “separate payment” (including, without limitation, each installment payment under Section 4.2.1(a)) for purposes of Section 409A (including for purposes of application of these exemptions). Notwithstanding the foregoing, neither the Company nor any of its Affiliates or their respective directors, officers, employees or agents shall be liable to the Executive if any amount payable or provided under this Agreement or otherwise is subject to any taxes, penalties or interest as a result of the application of Section 409A.
5. Restrictive Covenants.
5.1. Non-Solicitation. During the Restricted Period (as defined below in this Section 5.1), the Executive shall not (except on the Company’s behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, (a) solicit or service the business of any of the Company’s or its Affiliates’ clients, any of the Company’s or its Affiliates’ former clients which were clients within twelve months prior to the termination of his employment as chief executive officer or any of the prospective clients which such prospective clients were being actively solicited by the Company or its Affiliates at the time of the termination of his employment, as chief executive officer or (b) attempt to cause or induce any employee of the Company or its Affiliates to leave the Company or the Affiliate or solicit for employment or to provide services to any other entity any employee who was employed by the Company on the date of the Executive’s termination of employment or within the six-month period prior thereto (unless such employee’s employment was terminated without cause by the Company). For purposes of this Section 5, “Restricted Period” means the time period during the Executive’s employment with the Company or any of its Affiliates; plus (a) in the event the Executive’s employment is terminated pursuant to Section 4.2 and subject to compliance by the Company with the provisions thereof, the twenty-four (24) month period immediately following such termination; (b) in the event the Executive’s employment is terminated pursuant to Section 4.3 and subject to compliance by the Company with the provisions thereof, the thirty-six (36) month period immediately following such termination; or (c) in the event the Executive’s employment terminates for any other reason, the twelve (12) month period immediately following the Executive’s termination of employment.

5.2. Non-Competition. During the Restricted Period, the Executive shall not, directly or indirectly, within or with respect to the United States of America, the United Kingdom or Western Europe engage, without the consent of the Company, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder or in any other capacity, or render any services or provide any advice to any business, activity, person or entity which competes with any PET packaging business or any other business the Company is engaged in as of the date of the Executive’s termination of employment; provided, however, that the Executive’s passive ownership of not more than 5% of the stock of any publicly-traded corporation shall not be a violation of this Section 5.2. The Executive acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living. The Executive understands and agrees that the rights and obligations set forth in Section 5.1 and this Section 5.2 as well as the other provisions of this Section 5 shall extend beyond the Term of Employment.
5.3. Confidentiality. The Executive shall not, during the Term of Employment and at any time thereafter, without the prior express written consent of the Company, directly or indirectly, divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities under this Agreement or when (a) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (b) necessary to prosecute the Executive’s rights against the Company or its Affiliates or to defend himself against any allegations, provided in the case of clause (b), the Executive files any Confidential Information under protective order). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any Affiliate of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any Affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 5.3) or comes into Executive’s possession on a non-confidential basis from a third party.

5.4. Return of Company Property and Information. At the termination of the Executive’s employment relationship (whether occurring during or after the Term of Employment), the Executive shall promptly return to the Company, and shall not use, all items of any nature that belong to the Company or any Affiliate, and all property and materials (in any form, format or medium) containing or relating to the business of the Company or any Affiliate or containing Confidential Information. Anything herein to the contrary notwithstanding, and provided the Executive maintains the confidentiality of such materials in accordance with Section 5.3 above, the Executive shall be permitted to retain copies of (i) papers and other materials of a personal nature, including photographs, correspondence, personal diaries and rolodexes, but solely to the extent such materials do not contain Confidential Information, (ii) information showing his compensation and relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for his tax purposes and (iv) plans, programs and agreements relating to his employment or termination thereof with the Company.
5.5. Ownership of Inventions. Each Invention (as defined below) made, conceived or first actually reduced to practice by the Executive, whether alone or jointly with others, during the Executive’s employment with the Company and each Invention made, conceived or first actually reduced to practice by the Executive, whether alone or jointly with others, within one year after the termination of Executive’s employment with the Company which relates in any way to work performed for the Company during the Executive’s employment, shall be promptly disclosed in writing to the Board. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. As used in this Agreement, “Invention” means any invention, discovery or innovation with regard to any facet of the Company’s business whether or not patentable, made, conceived, or first actually reduced to practice by Executive, alone or jointly with others, in the course of, in connection with, or as a result of service as an employee of the Company, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof. Each Invention, as herein defined, shall be the sole and exclusive property of the Company. The Executive agrees to execute an assignment to the Company or its nominee of the Executive’s entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. The Executive further agrees, whether or not the Executive is then an employee of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by the Company (other than a claim brought by the Executive).

5.6. Non-disparagement. Except as otherwise required by law, following termination of Executive’s employment, each of Company and Executive agrees that it will not make any statement, whether oral or written, that is intended or could reasonably be expected to disparage the other party or any of their respective products, services, affiliates, directors, officers or employees.
5.7. Cooperation. Both during and after the Executive’s employment (whether during or after the Term of Employment), the Executive agrees to reasonably cooperate in connection with any litigation or other proceeding arising out of or relating to matters in which the Executive was involved prior to his termination of employment or of which he has knowledge. The Company agrees to pay the Executive for his out-of-pocket travel expenses in connection with any such cooperation. In addition, the Executive agrees that during the pendency of any litigation or other proceeding involving the Company or any Affiliate, he will maintain the confidentiality (other than to his attorneys and tax and/or financial advisors) regarding the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its Affiliates and in the event any other party attempts to obtain information or documents from the Executive with respect to matters which are related to such litigation or other proceeding, the Executive shall promptly so notify the Company’s counsel.
5.8. Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 5 of this Agreement. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 5, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 5, raise the defense that the Company has an adequate remedy at law.
5.9. Special Severability. The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 5 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

6. Miscellaneous.
6.1. Applicable Law. Any matters of dispute between the parties to this Agreement, whether arising from the Agreement itself or arising from alleged extra contractual facts prior to, during, or subsequent to the Agreement, including, without limitation, fraud, misrepresentation, negligence, or any other alleged tort or violation of this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflict of laws, regardless of the legal theory upon which such matter is asserted. Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the state and federal courts located within Philadelphia, Pennsylvania with respect to any controversy, dispute, or claim arising out of or relating to this Agreement. The Executive further agrees that the Company may serve him with judicial process via registered or certified mail in the manner provided in Section 6.6 hereof.
6.2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities and obligations of the Company under this Agreement, either contractually or as a matter of law but the foregoing shall not be construed to affect any of the rights of Executive hereunder in the event of a Change of Control. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive’s rights to receive any compensation or benefits payable upon death under this Agreement may be transferred or disposed of pursuant to testamentary disposition or intestate succession.
6.3. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.
6.4. Amendments; Waivers. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Any waiver by any person of any provision of this Agreement shall be effectively only if in writing and signed by the person against whom the enforcement of the waiver is sought. All amendments, modification or waivers effective against the Company must be executed by an authorized officer of the Company. No waiver by any party of any breach by the other party of any condition or provision contained in this Agreement shall be deemed to be a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.
6.5. Mutual Intent. Both parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. Both the Executive and the Company agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

6.6. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties, by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized overnight courier, addressed as follows:

To the Company:	Chairman of the Compensation Committee
Constar International Inc.
One Crown Way
Philadelphia, PA 19154

and to	General Counsel
Constar International Inc.
One Crown Way
Philadelphia, PA 19154

To the Executive:	at his home address as reflected in the Company’s records
or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually delivered to the addressee.
6.7. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes to the extent the same are required to be withheld pursuant to any applicable law or regulation.
6.8. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
6.9. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement. Any facsimile or electronic signature hereon shall be given the same force and effect as an original signature.
6.10. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.11. Representations. The Company represents and warrants to the Executive that this Agreement will be authorized by all necessary action of the Company and will be the binding agreement of the Company, enforceable against it in accordance with the terms thereof, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting enforcement of creditors’ rights generally. The Executive represents and warrants that the performance by Executive of his duties and obligations under this Agreement will not violate any agreement or understanding between the Executive and any other person, firm, partnership, corporation or other organization. The Executive also acknowledges that he has not relied on any representation which is not expressly set forth in this Agreement and that he was encouraged by the Company to seek independent legal advice before entering into this Agreement.
6.12. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder or the expiration of the Term of Employment to the extent necessary to give effect to the intended provision of such rights and the intended performance of such obligations. Without limiting the generality of the first sentence of this Section 6.12, the rights and obligations of Section 5 shall survive the termination of the Executive’s employment hereunder or the expiration of the Term of Employment.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Constar International Inc.
/s/ David Waksman
By: David Waksman

The Executive
/s/ Grant Beard
Grant Beard

EXECUTION COPY
Exhibit A

Board Representations

1. T.A. Systems, Inc.

2. Blue Point Capital Partners

3. JDRF – Juvenile Diabetes Foundation

4. Academy of the Sacred Heart

EXHIBIT B — RELEASE
IN CONSIDERATION OF the terms and conditions contained in the Executive Employment Agreement, dated as of  _____, 2010, (the “Employment Agreement”), by and between                      (the “Executive”) and Constar International Inc. and its affiliates (together with their respective successors and assign, the “Company”), including, without limitation, the severance benefits provided in Section 4 of the Employment Agreement, the Executive, on behalf of himself and his heirs, executors, administrators, and assigns, hereby releases and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents and their respective current and former officers, directors, employees, agents, contractors and/or owners, and their respective successors and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities, including without limitation, current and former trustees and administrators of any employee pension benefit and welfare benefit plans (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever, whether in law or in equity and whether known or unknown (“Losses”), which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, whether known or unknown, against the Released Parties or any of them from the beginning of time up through and including the date the Executive executes this Release, including, without limitation, any claims the Executive may have arising out of or relating to his employment or termination from employment with the Company, the Executive’s service as a director of the Company, any claims for attorneys’ fees or indemnification for taxes or other liabilities and any and all Losses arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including without limitation, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. §§ 201 et. seq., the Pennsylvania Human Relations Act, as amended, 43 P.S. §§ 955 et. seq., and any other equivalent or similar federal, state, or local laws against discrimination or any other federal, state, or local statue, or common law relating to employment, wages, hours or any other terms and conditions of employment. This Release includes a release by the Executive of any and all claims or rights arising under contract, covenant, public policy, tort or otherwise; provided, however, that the Executive does not release or discharge the Released Parties from any of the Company’s obligations to him (i) under Section 4 of the Employment Agreement, (ii) for indemnification under the Company’s By-Laws and/or certificate of incorporation, (iii) under the Company’s 401(k) Retirement Savings Plan or any other applicable retirement or benefit plan pursuant to the applicable terms of such plans, or (iv) under any applicable directors’ and officers’ insurance policies or other indemnity agreements, if any. It is understood that nothing in this Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (“ADEA”) and the Older Workers Benefit Protection Act, as amended, 29 U.S.C. §§ 621 et seq. (“OWBPA”) and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise under ADEA or OWBPA after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release, (ii) the Executive has at least twenty-one (21) days within which to consider this Release, although the Executive may, at his discretion, sign and return this Release to the Company at an earlier time, (iii) for a period of 7 days following the execution and delivery of this Release to the Company, the Executive may revoke his consent to this Release by providing written notice of such revocation to the Company’s General Counsel, Constar International Inc., One Crown Way, Philadelphia, PA 19154 prior to the expiration of this 7-day revocation period, (iv) if seven (7) days pass without receipt of such notice of revocation, this Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”) and (v) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under ADEA or OWBPA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
The Executive acknowledges and agrees that he has no right to future employment with the Company or its affiliates and the Company and its affiliates shall have the right to refuse to re-employ Executive without liability. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by the Executive to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims the Executive may have against the Company and the persons and entities described above, whether known, unknown or suspected.
The Executive acknowledges and agrees that the provisions of Section 5 of the Employment Agreement shall continue in full force and effect in accordance with their terms and, along with this Release, are a material inducement for the Company to provide the payments and benefits in Section 4 of the Employment Agreement.
The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this Release shall preclude or prevent the Executive from filing a claim in good faith which challenges the validity of this Release solely with respect to the Executive’s waiver of any Losses arising under the ADEA or OWBPA or from filing a charge or participating, where applicable, in any investigative proceeding of any federal, state or local governmental agency relating to discrimination. To the extent permitted by applicable law, the Executive agrees not to seek or accept any monetary damages or any other relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this Release but acceptance of the same if permitted by applicable law shall not constitute a default hereunder.

Except as otherwise permitted herein or pursuant to applicable law, the Executive agrees that if he ever challenges the validity of the Employment Agreement or this Release, the Executive will return to the Company all money paid to the Executive pursuant to Section 4 of the Employment Agreement if requested by the Company or required by a court to do so. In addition, except as otherwise permitted herein or pursuant to applicable law or court ruling, upon a breach of any of the release of claims or covenant not to sue provisions set forth in this Release by the Executive, and due to the difficulties in calculating the damages that might be sustained (directly or indirectly) as a result of such breach, the Executive shall forfeit his right to any and all benefits or payments to be provided pursuant to Section 4 of the Employment Agreement, or in the event the Executive has already been paid such benefits or payments, the Executive shall return such benefits or payments to the Company. The Company may withhold any payments otherwise due under the Employment Agreement pending final adjudication of any such claim of breach.
This Release will inure to the benefit of the Company and its Affiliates (and any successor thereto). Section 6.1 of the Employment Agreement shall govern this Release (including any disputes in connection herewith).
INTENDING TO BE LEGALLY BOUND, the Executive hereby sets his hand below:

Dated:

State of	)
	)	ss.
County of	)
On this  _____  day of                      in the year 20_____  before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity as an individual, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public